Exhibit 99.1

P.O. Box 20103 Kansas City, MO 64195 866.877.2525 • fax 816.713.8810 www.uspremiumbeef.com

December 30, 2011

TO:	USPB UNITHOLDERS
FROM:	STEVEN D. HUNT, CEO

RE:	USPB MEMBERS OVERWHELMINGLY VOTE TO APPROVE SALE TO LEUCADIA

I am pleased to report that the sale of a substantial portion of National Beef Packing Co., LLC (National Beef) to Leucadia National Corporation (Leucadia) was closed today, after U.S. Premium Beef’s members overwhelmingly approved the sale on December 29, 2011. Our members have strongly stated they support our Board of Directors’ and management’s recommendation to approve the proposed transaction. We view this as a tremendous opportunity for our company, unitholders and other producers who have marketed, or may want to market, cattle through USPB in the future.

Our members told us they want to position USPB to prosper for future generations, and they see completing this transaction with Leucadia as an opportunity to do just that. At the top of their list was maintaining the principles our company was founded on which includes our assurance of market access, quality based pricing and ownership in beef processing. Those principles will continue through USPB well into the future with Leucadia as our partner.

We estimate that we will have funds from this transaction dispersed within 30 days. Please don’t hesitate to contact our office at 866-877-2525 with any questions. Thank you for your continued support and participation in U.S. Premium Beef as we move into the next chapter of our still young, but very successful company.

Safe Harbor Forward Looking Statement: USPB is including the following cautionary statement in this letter to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on their behalf. Forward-looking statements include statements regarding the sale of a substantial portion of National Beef to Leucadia and are based on the current expectations and assumptions of USPB, which are subject to a number of risks and uncertainties that could cause the actual outcomes and results to differ materially from those contemplated by these forward-looking statements. Some of these risks and uncertainties may be discussed in the Proxy Statement mailed to USPB’s members as well as the most recently filed Annual Reports on Form 10-K. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking information contained in this letter will in fact transpire. We do not undertake any obligation to update or revise any forward-looking statements. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors.